Exhibit 99.01

SoftNet Technology Increases Employment And Billable IT Consultants By
Approximately 100% In 1st Quarter 2006

CRANFORD, N.J., April 6, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce that they have expanded the number of Information Technology Consultants/Professionals and in-house employees from approximately 26 to over 50 in just the 3 months of 2006.

Revenue if combined for Inspara and SoftNet was approximately $300,000 during the month of December 2005.  Revenue for SoftNet in March of 2006 was approximately $500,000.  Growth in the 1st quarter was very strong even in the face of the transition and combining of companies and management teams.  With a more organized and focused management team now in place, SoftNet should see even stronger growth heading into the second Quarter.

“Kevin Holt and his management team truly are special,” said Mr. James M. Farinella, CEO of SoftNet Technology. “STTC experienced significant growth and developed self sufficiency here in the first quarter of 2006.  This is a testament to the great organizational and operational skills of the current team.  The exciting part is that we should see sales accelerate even further in the second quarter.”

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
James M. Farinella, 866-898-4842 or 908-204-9911
www.softnettechnology.com